UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL



Date of Request:  June 11, 2002

                         LeBlanc Petroleum, Incorporated

             Nevada                                           86-1031851
---------------------------------                     --------------------------
 (State or other jurisdiction of                      (IRS Employer I.D. Number)
 incorporation or organization)

5527 East Camelback Road                     Phoenix        Arizona        85018
--------------------------------------------------------------------------------
(Address of principal executive offices)     (City)          (State)       (Zip)

                                 (602) 522-8649
                     -------------------------------------
                        (Registrant's Telephone Number)

Securities  Act  registration  statement file number to which this form relates:
333-86368

ITEM 1.  Withdrawal of Registration Statement.

On April 17, 2002, LeBlanc Petroleum, Incorporated, a Nevada corporation, filed a Registration Statement on Form SB-2, File No. 333-86368, with the Securities and Exchange Commission. The Board of Directors of LeBlanc Petroleum, Incorporated has determined that it is in the best interest of the company and its shareholders to request a withdrawal of the Registration Statement on Form SB-2, File No. 333-86368. None of the units being offered pursuant to the registration statement have been offered or sold.

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned in the City of Phoenix, State of Arizona, U.S.A. on the 11th day of June, 2002.

                                                LeBLANC PETROLEUM, INCORPORATED

                                                By:/s/ Gordon M. LeBlanc, Jr.
                                                 -------------------------------
                                               Gordon M. LeBlanc, Jr., President